ELCE INTERNATIONAL CORP.

- AND -

FRESHWATER TECHNOLOGIES INC.

Joint Venture Agreement-ELCE

January 25, 2009

JOINT VENTURE AGREEMENT-ELCE

THIS JOINT VENTURE AGREEMENT (the “Agreement”) is made this 25th day of January, 2009.

B E T W E E N:

ELCE INTERNATIONAL CORP., a company duly incorporated under the laws of Panama and having its head office located at Edificio

Proconsa Piso once calle 51Este y Manuel Maria Icaza Campo Alegre Ciudad de Panama Republica de Panama

(the "Company")

- and -

FRESHWATER TECHNOLOGIES INC., a company duly incorporated under the laws of the State of Nevada, and having its head office located at 30 Denver Crescent, Suite 200, Toronto, Ontario.

(the “Distributor")

RECITALS:

1.	Company is the owner or has distribution and manufacturing rights in Products, Names and Marks known as ELCE water activator and has the right to appoint a distributor of its Products;
2.

Company and Distributor wish to enter into a Joint Venture Agreement to market and sell the ELCE Products and other related equipments that may be used to guarantee best Elce performance in Argentina, Chile, Colombia, Costa Rica, Panama and Peru with further Latin American Countries to be added on the approval of the Company, subject to new terms to be determined on a case by case basis.

NOW THEREFORE, in consideration of the mutual covenants set forth in this the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1	Definitions.

Wherever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, and unless otherwise defined in this Agreement, the following terms shall have the following meanings:

"Affiliate" means any business organization, present or future that controls, is controlled by, or is under common control with a Party. "Control" for this definition is defined as directly or indirectly holding or controlling at least a majority of voting power or operating control (at least fifty percent (50%) of the voting stock or other ownership interest of the corporation or entity), whether through ownership of voting securities, by contract or otherwise;

“Applicable Laws” means the laws, regulations, rules, notices, and other legislative, executive or judicial decisions or pronouncements binding on either Party or in relation to the subject matter of this Agreement;

"Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of Toronto, Canada are open for business during normal banking hours;

“C+F Destination” stands for "Cartage & Freight" and means that for an order submitted to Company by Distributor, Company will pay shipping costs and remain responsible for the goods, including replacement of lost or damaged Products, until Distributor or other party designated by Distributor takes possession of the Products;

“Closing” means the closing of the Agreement, in accordance with Article 6 herein;

“Closing Date” means, subject to Articles 7 and 8 herein, January 1st, 2009 or such earlier or later date as agreed to in writing by the Parties;

“Company” means Elce International Inc.;

“Defaulting Party” has the meaning ascribed to it in Section 10.2 herein;

"Dispute" has the meaning ascribed to it in Section 9.1(a);

“Distributor” means Freshwater Technologies Inc.;

“Effective Date” means the date of this Agreement first stated above;

“Infringement Claim” means any suit, claim, or proceeding brought against Distributor alleging that Distributor’s use of the Products, Names or Marks constitutes an infringement of any third party’s Intellectual Property Rights;

“Marks” means all trademarks worldwide registered in the name of Company or licensed to Company;

“Names” means all trade names worldwide used by Company;

“Parties” means collectively, Company and Distributor;

“Party” means individually, Company or Distributor;

"Person" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any governmental authority or any incorporated or unincorporated entity or association of any nature;

"Products" means all products manufactured, offered or controlled by the Company or those products for which the Company has the right to manufacture, offer or control, on or after the Effective Date.

“Purpose” means the right to offer to sell, export or otherwise disposing of Products in the Licensed Territory for the Term;

“Tax” means all taxes imposed by the relevant tax authorities in accordance with Applicable Laws;

“Territory” means every region and territory approved in this Agreement and approved in writing by the Company at a later date;

"Term" has the meaning ascribed to it in Section 10.1 herein;

“Terminating Party” has the meaning ascribed to it in Section 10.2 herein; and

"Use" means any form of practice or utilization of Products, Names and Marks, other than the distribution or sale of the Products.

“Year” means any twelve-month period ending on each anniversary of the Closing Date for the duration of the Term.

1.2	Rules of Interpretation.

In this Agreement:

(a)           When calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period will be excluded. If the last day of such period is not a Business Day, the period will end on the next Business Day;

(b)           A reference to any Applicable Laws or to any legislation or to any provision of Applicable Laws or of any legislation includes a reference to such Applicable Laws or legislation as amended or modified from time to time;

(c)           The division of this Agreement into separate articles, sections, subsections and schedules, the provision of a table of contents, the Agreement’s title and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement;

(d)           Any reference to any government authority or department includes such authority or department at federal, state, provincial, municipal and other levels;

(e)           Any references in this Agreement to government ministries, bureaux, departments, commissions, agencies, etc. shall include all successor entities thereto;

(f)           In this Agreement, the masculine form includes the feminine form and the singular form includes the plural form, and vice versa;

(g)           Any reference to any Party to this Agreement or to any other party to any contract, agreement or document includes a reference to that party’s successors and permitted assigns;

(h)           Unless specified otherwise, all statements of or references to dollar amounts in this Agreement refer to United States dollars;

(i)            Words or abbreviations which have well known or trade meanings are used herein in accordance with their recognized meanings; and,

(j)            The words “includes” or “including” mean “includes without limitation” and “including without limitation” respectively.

ARTICLE 2 DISTRIBUTOR
2.1	Distributor

Subject to the terms and conditions of this Agreement, Company hereby grants to Distributor the non-exclusive right to offer to sell, export or otherwise disposing of Products in the Named Countries for the Term (the “Purpose”).

2.2	Sublicense

Distributor may use other distributing companies and any other Person for the Term, excluding Company, to carry out the Purpose in accordance with the terms of this Agreement.

2.3	Purchases

Subject to the terms and conditions of this Agreement, Distributor agrees:

(a) to purchase Products in such minimum quantities as needed to ensure the fulfillment of customer orders of the ELCE water activators and to minimize shipping costs. All orders must have a minimum quantity of 10 units for each type of ELCE equipment of models S-1, S-2 and S-3. For models S-4 and S-5 the minimum is 5 units. For models S-6, S-7 and S-8 the minimum is 3 units. Any other model of ELCE equipment from S-9 to S-15 the minimum is two units.

(b) to maintain a minimum inventory of ELCE products for each country to satisfy customer orders. This minimum inventory consists of: ten (10) units per model up to S-3; five (5) units per model up to S-5; three (3) units per model up to S-8.

2.4	Delivery

Subject to the terms and conditions of this Agreement, Company agrees that in satisfaction of each order for Products from Distributor:

(a) Company shall deliver all Products to Distributor promptly to C+F Destination within 45 days from date of order acceptance;

2.5	Payment

All orders are considered valid only if they are submitted with the proper amount and transfer of funds.

2.6	Price list

As per attached sales and rental price lists-2009

ARTICLE 3 PAYMENTS

3.1	Payment and Delivery of Shares

(a) Subject to the terms and conditions of this Agreement, the Parties agree that Distributor shall pay to Claudio Sgarbi Ten Million (10,000,000) restricted common shares (the “Shares”) upon Closing of this

Agreement. An additional Five Million (5,000,000) restricted common shares will be paid bi-annually for a term of two years from the signing date of the Agreement.

(b) The Distributor shall issue the shares from Treasury within ten days of the Closing and on the designated six month Dates described above in 3.1 (a).

(c) Commencing on Closing Date, Distributor will pay a monthly consulting fee to Claudio Sgarbi of $4,500 for three months. After three months the consulting fee will be increased to $6,000 per month for three months. After the first six months the consulting fee will be increased to $7,500 per month for three months. After nine months the consulting fee will be increased to $9,000 per month.

(d) Distributor will pay all approved out of pocket expenses incurred by Claudio Sgarbi relating to costs incurred for this Agreement.

(e) Distributor will pay ELCE International Corp. 50% of the net profits relating to sales under this Agreement. Net profits will be calculated as gross sales less cost of products, delivery costs of products and all sales and marketing costs, administrative costs and professional fees incurred relating to this Agreement. Monthly statement shall be submitted to Company and a profit disbursement shall take place every three months.

3.2	Tax.

Company acknowledges and agrees that it is responsible for all Taxes imposed on it in respect of the signing or performance of this Agreement and the receipt of the Shares and other payments made by Distributor.

3.3	Advice.

Company acknowledges and agrees that it has obtained legal advice from its own advisors with respect to the potential tax impact on it of in respect of the signing or performance of this Agreement and the receipt of the Shares.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.1	Company Representations and Warranties.

Company represents, warrants and covenants as follows and acknowledges and agrees that the representations and warranties herein shall survive for the a period of two years from the Effective Date hereof:

(a) Company is the lawful owner of all rights and interests in the Products, Names and Marks of ELCE water activator for the Countries named in this Agreement;

(b) Company has all rights necessary to enter into a Joint Venture with the Distributor in accordance with the terms and conditions of this Agreement;

4.2	Distributor Acknowledgements

Distributor acknowledges and agrees as follows:

(a) that it may describe itself as a Distributor of the Company’s products for the duration of the Term of this Agreement but that it shall not describe or characterize itself or enter into any transaction as an agent for the Company;

(b) it shall use its commercially reasonable best efforts to sell the Products for the duration of the Term of this Agreement;

(c) at the termination of this agreement inventories must be kept exclusively in the Country of Distribution or they may be returned to Company at cost price. Distributor cannot purchase through other sources similar or equal Products for a period of three years from termination of Agreement.

(d) it shall refrain from committing any act or pursuing any course of conduct that would tend to bring the Licensed Products, Names or Marks into disrepute;

(e) nothing in this Agreement may in any way give or be deemed to give Distributor or any of their Sub distributors any interest in the Names and Marks except for the right to Use the Names and Marks solely in connection with the Products and in accordance with the terms and condition of this Agreement;

(f) neither during the term of this Agreement nor at any time after termination hereof, shall Distributor attempt any registration of the Names and Marks anywhere in the world or attempt to dilute the value of any goodwill attaching to the Names and Marks. Any goodwill associated with the Names and Marks shall exclusively benefit the Company.

(g) the Distributor will not have or endorse any right to any discoveries of new applications that have been achieved jointly or individually during and after the Representation period.

4.3	Company Acknowledgements

Company acknowledges and agrees as follows:

(a) that it shall use its commercially reasonable best efforts to market and promote the Products for the duration of the Term of this Agreement; and,

(b) that Distributor is a public company that has obligations to file all of its agreements, including this Agreement, and details of its business operations in public filings with the SEC or any future regulatory requirements from FINRA ( The Financial Regulatory Agency) or the OTCBB ( Over the Counter Bulletin Board).

4.4	Mutual Representations and Warranties

Each Party represents and warrants to the other Party that on the Effective Date:

(a) it is an independent legal person duly organized, validly existing in good standing under the laws of the place of its establishment or incorporation;

(b)	it has full authority to enter into this Agreement and to perform its obligations hereunder;

(c) it has authorized its representative to sign this Agreement and from and after the Effective Date the provisions of this Agreement shall be legally binding upon it;

(d) its execution of this Agreement and its performance of its obligations hereunder: (i) will not violate any provision of its business license, articles of incorporation, articles of association or similar organizational documents; (ii) will not violate any Applicable Laws or any governmental authorization or approval; and (iii) will not violate or result in a default under any contract to which it is a party or to which it is subject;

(e) no lawsuit, arbitration or other legal or governmental proceeding is pending or, to to the best of its knowledge, threatened against it that would affect its ability to perform its obligations under this Agreement; and

(f) it has disclosed to the other Party all documents issued by any governmental department that may have a material adverse effect on its ability to fully perform its obligations under this Agreement, and the documents previously provided by it to the other Party do not contain any misstatements or omissions of material facts.

4.5	Consequences of Inaccuracy in Representations and Warranties

If any of the representations and warranties of a Party above are not accurate in all material respects when made, then such Party shall be in material breach of this Agreement.

ARTICLE 5 DUE DILIGENCE

5.1 Non Disclosure Agreement.

Company will provide a Non-Disclosure Agreement, to be approved and automatically enforced by the Distributor.

ARTICLE 6 CLOSING

6.1 The Closing shall take place on the Closing Date at the offices of the lawyers for Distributor or at such other location as agreed to by the Parties.

6.2	At Closing:

Distributor will deliver a share certificate evidencing 10,000,000 restricted common Shares in the name of the individual who is the main shareholder of the Company, Elce International, which is the full payment of shares due at that time pursuant to this Agreement.

ARTICLE 7 CONDITIONS OF CLOSING OF DISTRIBUTOR

7.1 The representations and warranties of Company will be true and correct in all material respects at time Closing.

ARTICLE 8 CONDITIONS OF CLOSING OF COMPANY

8.1 The representations and warranties of Distributor will be true and correct in all material respects at time of Closing.

ARTICLE 9 TERM AND TERMINATION

9.1	Term.

The term of this Agreement ("Term") shall commence as of the Effective Date and shall terminate upon:

(a) the 2nd anniversary of the Closing Date but can be renewed for one year terms on the written agreement of both parties;

(b)	the expiration or termination of this Agreement in accordance with the terms of section 10.2 herein;

whichever is earlier.

9.2	General Termination Rights.

This Agreement may be terminated (“Termination”) in one of the following ways:

(a)	for convenience, upon the mutual agreement of the Parties in writing; or,

(b) either Party (the "Terminating Party") may, in addition to any other rights and remedies it may have against the other Party (the "Defaulting Party"), terminate this Agreement immediately in the event that:

(i)                                                          the Defaulting Party fails, in any material respect, to perform or observe any of its obligations under this Agreement, and such failure continues unremedied for a period of thirty (30) days following written notice thereof (giving particulars of the failure in reasonable detail) from the Terminating Party to the Defaulting Party; or,

(ii)                                                        the Defaulting Party (i) becomes insolvent or is declared bankrupt, (ii) files, or is the subject of any proceedings or filings relating to, its liquidation, solvency, bankruptcy or for the appointment of a receiver or similar officer for it, (iii) makes a general assignment for the benefit of all or substantially all of its creditors, (iv) enters into an agreement for the compromise, extension or readjustment of all or substantially all of its obligations (v) ceases to carry out business or (vi) commits an unlawful act or is found guilty of an indictable offence.

9.3	Effect of Termination

Upon the end of the Term or the Termination of this Agreement, Distributor shall immediately discontinue further marketing, sale and distribution of the Products. All contractual arrangements in connection with the sale and distribution of the Products made pursuant to the Distribution and Use of the Products by Distributor to local distributors and end-users, prior to the Closing date of this Agreement, shall survive Termination. All contractual arrangements in connection with the sale or rental of the Products made during the term of this Agreement shall survive termination for a period of ten years.

9.4	Survival.

Article 3, Article 4, Article 9, Section 10.3 hereto and this Section 10.4 shall continue in full force and effect in accordance with their respective terms subsequent to and notwithstanding termination, expiration or transfer of this Agreement until they are satisfied or by their nature expire.

Article 11 SETTLEMENT OF DISPUTES
10.1	General Principles

(a) Other than a dispute with respect to the commencement of an action for injunctive relief or declaration to restrain or prevent the improper use or misappropriation of the Products, Names or Marks, the Parties will endeavour to resolve any dispute arising between the Parties (“Dispute”) by employing the procedures provided for in this Article 11.

(b) All Disputes that may arise with respect to any matter governed by this Agreement will to the fullest extent possible be resolved collectively by the designated representatives of Company and Distributor.

10.2	Escalation Procedures to Resolve a Dispute

(a) If the designated representatives of Company and Distributor are unable to resolve a Dispute within sixty (60) Business Days of Party furnishing a notice describing the Dispute to the other Party, then either Party may request that the matter be referred to arbitration as described below.

10.3	Arbitration

(a) In the event such Dispute is not resolved through the internal Dispute resolution described above within sixty (60) days after the date such consultations were first requested in writing by a Party, then the Parties should exclusively submit the Dispute for arbitration before an arbitration tribunal as described herein.

(b) The arbitration tribunal shall consist of three (3) arbitrators: one arbitrator shall be appointed by each Party and a third arbitrator shall be appointed by agreement between the Parties.

(c)	The arbitration proceedings shall be conducted in the English language.

(d) All costs of arbitration (including but not limited to arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne as determined by the arbitration tribunal.

10.4	Procedural Compliance

The Parties undertake:

(a) to comply strictly with the time limits specified in the Arbitration Rules for the taking of any step or the performance of any act in or in connection with any arbitration; and,

(b) to comply with and to carry out, in full and without delay, any procedural orders (including, without limitation to, any interim measures of protection ordered) or any award (interim or final) made by the arbitral tribunal.

10.5	Enforcement of Award

Each of the Parties irrevocably:

(a)	agrees that any arbitral award shall be final and binding;

(b) undertakes that it will execute and perform the arbitral award fully and without delay. In the event of judicial acceptance and an order of enforcement, each Party expressly waives all rights to object thereto, including any defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state; and

(c) waives any rights which it may have to contest the validity of the arbitration agreement set forth in this Article or the jurisdiction of the relevant arbitration institution to hear and to determine any arbitration begun pursuant to this Article 11.

(d) when any Dispute occurs and is the subject of friendly consultations or arbitration, the Parties shall continue to exercise their remaining respective rights and fulfil their remaining respective obligations under this Agreement, including in respect of those matters under dispute.

10.6	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada as required under US Securities laws excluding any conflicts of laws rules. The United Nations Convention for the International Sale of Goods shall not apply to this Agreement.

Article 11 GENERAL
11.1	Successors and Assigns.

This Agreement shall ensure to the benefit of and be binding upon the Parties and their respective legal successors and permitted assigns.

11.2	Assignment.

The rights and licenses granted by Company in this Agreement are personal to Distributor and may not be assigned except to existing distributors or otherwise transferred without the written consent of Company. Notwithstanding the foregoing, Distributor may assign any of its rights and obligations hereunder to an Affiliate at any time following written notice to the Company and to a purchaser of all or substantially all of the Distributor’s business or assets to which this Agreement pertains following written notice to Company.

11.3	Relationship of the Parties

If for any reason whatsoever, any term or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, all other terms and conditions of this Agreement shall not be affected thereby and each term and condition of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

11.4	Further Assurances.

The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

11.5	Fax and Counterparts.

This Agreement may be executed in several counterparts and delivered by facsimile, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

11.6	Construction.

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party, including the rule or doctrine of contra proferentum, shall not be applicable in the interpretation of this Agreement.

11.7	Entire Agreement.

This Agreement (including the schedules hereto) constitutes the entire Agreement of all the Parties with respect to the subject-matter hereof and supersedes all prior agreements understandings, negotiations and discussions, whether oral or written. There are no representations, undertakings or agreements of any kind between all the Parties respecting the subject matter hereof except those contained in this Agreement.

11.8	Severability.

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

11.9	Time of the Essence.
Time is of the essence to this Agreement.
11.10	Notice.

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this section as a "notice") to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax or other form of recorded communication tested prior to transmission to such Party at the address first stated for the relevant party above or at such other address as the Party to whom such writing is to be given shall have last notified in writing to the Party giving the same in the manner provided in this section. Any notice delivered to the Party to whom it is addressed as provided in this section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed to the address and in the manner provided for in this section shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

11.11	Headings.

The captions and headings used herein are for convenience of reference only and are not to be construed in any way as material terms or be used to interpret the provisions of this Agreement.

11.12	Waiver and Modification.

Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision shall be effective only if in writing and signed by the Parties.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the Effective Date set forth above.

ELCE IntERNATIONAL CORP.		FRESHWATER TECHNOLOGIES INC.
By:	/s/ Claudio Sgarbi	By:	/s/ D. Brian Robertson
Name:	CLAUDIO SGARBI	Name:	D. BRIAN ROBERTSON
Title:	President	Title:	Vice President-Sales & CFO

CONFIDENTIAL PRICE LIST FOR FRESHWATER TECHNOLOGIES

SELLING PRICE IN US DOLLAR 2009

MODEL	WATER FLOW IN LIT/MIN			US $
FW	MIN	MIDIUM	MAX
FW -1	11	13	15	4500
FW -2	17	20	24	6700
FW -3	29	34	40	12100
FW -4	42	50	58	17700
FW -5	60	70	84	29200
FW -6	83	99	116	39500
FW -7	104	125	145	49200
FW -8	159	191	223	68000
FW -9	226	272	317	98000
FW -10	282	334	384	127800
FW -11	373	447	522	156400
FW -12	584	701	818	236500
FW -13	848	1017	1187	344000
FW -14	1187	1425	1662	480000
FW -15	1507	1808	2110	607000

All price are inted to be on a C+F basis to any major final destination port to designated Countries.

Price List for Freshwater Technologies-Jan. 2009

MODEL	WATER FLOW CAPACITY		Monthly price in $
FW -1	11 min	13 ave 15 max		300
FW -2	17	20	24	400
FW -3	29	34	40	700
FW -4	42	50	58	900
FW -5	60	72	84	1200
FW -6	83	99	116	1500
FW -7	104	125	145	2100
FW -8	159	191	223	2800
FW -9	226	272	317	4000
FW -10	282	334	384	5300
FW -11	373	447	522	6500
FW -12	584	701	818	9800
FW -13	848	1017	1187	14000
FW -14	1187	1425	1662	20000
FW -15	1507	1808	2110	25000

Payments must be guaranteed through a leasing or with irrevocably banking transaction.